EXHIBIT 10.1
                                    WESTMARK
                              GROUP HOLDINGS, INC.

                                  EXHIBIT "C"

                                        November 21, 1995

Michael F. Morrell
Westmark Group Holdings, Inc.
355 NE 5th Avenue
Delray Beach, Florida 33843

     In re: Termination of Employment Agreement

Dear Michael:

     Subject to approval of the Board of Directors of Westmark Group Holdings, Inc. ("WGHI"), WGHI will agree to the following terms and conditions with respect to the termination of your employment agreement dated March 10, 1994.

     WGHI will agree to provide you with the following:

     (1) Repayment of loan in the sum of $415,000 from Michael F. Morrell and Nexus guaranteed by HLOA as follows:

          (a) $100,000 on or before the effective date of this agreement.

          (b) The balance will bear interest at 12% per annum with monthly interest only payments commencing January 1, 1996. Principal reductions shall be made as follows:

               (i)  $50,000 on July 1, 1996
               (ii) $100,000 on December 31, 1996
               (iii)$50,000 on July 1, 1997
               (iv) $115,000 on December 31, 1997

          (c) The security interest in all the warehouse lines of the company shall continue until the note is paid in full.

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          (d) Michael F. Morrell shall have the option to convert all or any portion of the loan balance to unregistered common stock of WGHI at a price of 50% of the closing bid price on the day preceding the conversion. The conversion will be accompanied by demand registration rights and may be treated as S-8 shares. These shares may be exchanged for S-8 HLOA shares at the option of Michael F. Morrell on a share for share basis.

     (2) Salary compensation in the sum of $229,000 shall be converted to unregistered shares of common stock of WGHI based upon a value of 50% of the closing bid price per share on the day preceding the conversion or $1.25/share whichever is lesser. Said shares shall be registered by May 31, 1996. If said shares are not registered on May 31, 1996, Michael F. Morrell will receive a 10% penality per month payable in common stock of the company until such time as the shares are registered. If Michael F. Morrell elects not to convert all or part of this money to shares then Michael F. Morrell shall be entitled to a senior note with interest payable at 12% commencing December 1, 1995. Said note shall be paid in full no later than December 31, 1996. Michael F. Morrell shall also have the right to convert all or any portion of the compensation balance to HLOA shares on a share for share basis in whole or in part. Said shares to be registered by May 31, 1996 and if registration not completed by May 31, 1996 then a 10% penalty per month compounded shall be applied.

     (3) Your exercise date for all stock options previously granted will be extended for a period of three years from the effective date of this agreement.

     (4) WGHI will agree to terminate your existing employment agreement without cause and to indemnify you to the fullest extent permitted by law. WGHI hereby releases Michael F. Morrell with respect to all prior acts as an officer and director of WGHI.

     (5) WGHI will enter into an employment consulting agreement with Michael F. Morrell which shall provide for a salary of $7,500 per month payable in S-8 stock of WGHI or cash together with current medical and dental insurance and the use of the Mercedes automoble and related expenses including but not limited to insurance, gas, etc. in Michael F. Morrell's

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possession. The initial term of the contract shall be three years and shall be non-cancelable for any reason whatsoever.

     (6) WGHI will assume full responsibility for and hold Michael F. Morrell harmless with respect to the current WGHI American Express card and Michael F. Morrell will relinquish possession of the said credit card and said card shall be canceled.

     (7) Michael F. Morrell will resign as an officer and director of WGHI which resignations will not be effective until such time as Michael F. Morrell has received the consideration set forth in subparagraphs (1) - (6) above.

     (8) The effective date of this termination agreement shall be the closing date of the HLOA transaction.

                                        Sincerely yours,


                                        Albert Gardner
                                        Treasurer

Michael F. Morrell hereby agrees and accepts the foregoing terms and conditions which agreement and acceptance is expressly conditioned upon the receipt of the consideration set forth above on or before the effective date of the termination.


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Michael F. Morrell     Date